Exhibit 10.3

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT (the “Agreement”) is made as of the 23rd day of August, 2013 (the “Effective Date”), between Venetian Acres, LLC, a Florida limited liability company (the “Seller”), and Gladstone Land Corporation, a Maryland corporation, or its designee (the “Purchaser”).

WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase the Property (as hereinafter defined);

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Broker” shall mean: Brian C. Webster License # Bk645178

“Closing Date” shall mean October 10th, 2013, which is 15 days after expiration of the Inspection Period. If Purchaser extends the Inspection Period by 15 days as set forth below, the Closing Date shall be extended by a corresponding number of days.

“Contracts” shall mean, collectively, any and all service, maintenance, management or other contracts or agreements with third parties relating to or affecting the Property.

“Due Diligence Materials” shall mean those materials and information more particularly described on Exhibit C attached hereto and incorporated by reference herein.

“Earnest Money” shall mean the sum of Fifty Thousand Dollars ($50,000), together with all interest accrued thereon.

“Escrow Agent” shall mean: Hill, Ward, & Henderson, P.A.

“Inspection Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. local time at the Property on September 25th, 2013, which is 30 days after the Effective Date. Purchaser may extend the Inspection Period by fifteen (15) additional days, to October 10th, 2013, by written notice to Seller prior to expiration of the initial Inspection Period if it requires additional time to obtain or review its third party reports.

“Improvements” shall mean all buildings, structures, gates, fences, roads, levees, ditches, appurtenances or other facilities currently existing on the Property.

“Land” shall mean that certain real property situated at SW Markel Street & SW 60th Ave. or Green Farm Lane, Palm City, in Martin County, State of Florida, comprising approximately 661 gross acres, which includes approximately 510 farmable acres of cropland, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with all rights, easements, hereditaments and appurtenances thereunto belonging.

“Personal Property” shall mean personal property used by Seller that will be conveyed to Purchaser as part of this transaction, if any, as more particularly described on Exhibit B attached hereto and incorporated by reference herein.

“Property” shall mean the Land, Improvements, and any Personal Property.

“Purchase Price” for the Property shall mean the total amount of Four Million Three Hundred Thousand Dollars ($4,300,000), subject to adjustment as set forth in this Agreement.

“Purchaser’s Address” shall mean:

Gladstone Land Corporation

Attention: Bill Frisbie

1521 Westbranch Drive, Suite 200

McLean, VA 22102

(703) 287-5839 (T)

(703) 287-5801 (F)

Email: Bill.Frisbie@gladstonecompanies.com

With copy to:

R. James Robbins, Jr., Esq.

Hill Ward Henderson

101 E. Kennedy Blvd., Suite 3700

Tampa, FL 33602

(813) 227-8404 (T)

(813) 221-2900 (F)

Email: rjrobbins@hwhlaw.com

“Pursuit Costs” shall mean all of Purchaser’s reasonable third party, out of pocket expenditures in connection with the transaction contemplated hereby, including without limitation legal, engineering, loan, appraisal, survey and title fees and expenses; provided, however, that for purposes of this Agreement, the Pursuit Costs shall not exceed Thirty Thousand Dollars ($30,000.00) in the aggregate.

“Recreational Rights” shall mean, collectively, any and all leases, licenses or other rights to use any portion of the Property for recreational use such as hunting, fishing, boating, or otherwise.

“Seller’s Address” shall mean:

Jennifer Leonard

Capano Management Company

105 Foulk Road

Wilmington, DE 19803

Ph. 302-429-8700

Fx. 302-426-1086

With Copy To:

Gillespie & Allison, P.A.

Attention: Don Allison

33 SE 5th, Suite 100

Boca Raton, FL 33432

(561) 368-5758 (T)

(561) 395-0917 (F)

“Title Company” shall mean: Old Republic National Title Insurance Company

“Water Rights” shall mean all rights to use wells and other water sources that exist on the Effective Date that benefit or are appurtenant to the Property and that may be reasonably necessary to conduct farming operations at the Property as currently conducted and in accordance with GAP.

2. Property. Seller hereby agrees to sell and Purchaser, or its designee, hereby agrees to purchase from Seller the Property.

3. Earnest Money. Within three (3) business days after the later of (x) the Effective Date or (y) the date of full execution of this Agreement by both Seller and Purchaser, Purchaser shall deposit the Earnest Money with the Escrow Agent by wire transfer or certified or cashier’s check. Said Earnest Money shall be refundable to Purchaser in accordance with this Agreement.

4. Purchase Price. At the Closing, defined below, all Earnest Money shall be applied to the Purchase Price, and the balance of the Purchase Price, subject to adjustments for credits and debits as set forth in this Agreement, shall be paid in good funds by wire transfer.

5. Inspection Period; Refund of Earnest Money; Due Diligence Materials.

(a) Purchaser shall have until the expiration of the Inspection Period to make such determinations with respect to the Property as Purchaser deems appropriate and to elect to either continue or terminate this Agreement, in Purchaser’s sole and absolute discretion, for any reason or no reason. Purchaser may terminate this Agreement, and receive a full refund of the Earnest Money, less $10.00 to be retained by Seller as consideration for entering into this Agreement, by delivering written termination notice to Seller at any time prior to expiration of the Inspection Period. If Purchaser does not so terminate this Agreement, the Earnest Money shall thereafter be refundable to Purchaser only as expressly otherwise set forth in this Agreement, and this Agreement shall remain in effect.

(b) Within five (5) days after the Effective Date, Seller shall deliver to Purchaser at Seller’s sole expense the Due Diligence Materials. For each day of Seller’s delay in delivering all of the Due Diligence Materials beyond five (5) days after the Effective Date, the Inspection Period and Closing Date shall (at Purchaser’s option) be extended by one (1) day. Seller shall also promptly provide any other documents or information in Seller’s possession or control relating to the Property or any Contract that is reasonably requested by Purchaser.

6. Costs and Prorations.

(a) Purchaser shall pay one-half of the documentary stamp tax (transfer tax) due to Martin County at the time of recording the deed of conveyance for the Property, the costs of any Survey obtained by Purchaser pursuant to Section 9 hereof, and the costs of any Phase I environmental report obtained by Purchaser. Seller shall pay for preparation of the deed of transfer, one-half of the said documentary stamp tax, recording costs applicable to the deed of transfer, the premium for Purchaser’s Title Policy, defined below, and any costs of production of the title search or abstract for the Property. Purchaser shall pay all expenses incident to any financing obtained for the purchase of the Property. All other closing costs shall be borne in accordance with the custom in Martin County, Florida.

(b) The following shall be prorated between the parties as of the Closing Date: (i) ad valorem property taxes constituting a lien against the Property for the year in which the Closing occurs and all other unpaid assessments with respect thereto, and (ii) utilities, and operating expenses for the Property for the calendar month (or other applicable period if such charges are not paid monthly) in which Closing occurs, subject to subsection 6(c) below. In the event such proration is based upon a previous year’s taxes or assessment, after Closing, at such time as any of the taxes or assessments are capable of exact determination, the party having the information permitting the exact determination shall send to the other party a detailed report of the exact determination so made. Within thirty (30) days after both Seller and Purchaser shall have received such report, Seller and Purchaser shall adjust the amounts apportioned pursuant to the estimates made at Closing to reflect the exact determinations contained in the report, and Seller or Purchaser, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference.

7. Conditions Precedent To Purchaser’s Obligations. Seller acknowledges that as a condition precedent to Purchaser’s obligations hereunder, the following shall occur on or before the Closing Date (or any earlier date indicated below), any of which conditions may be waived by Purchaser in its sole discretion:

(a) Purchaser shall have received a current Phase I environmental assessment satisfactory to Purchaser prepared by a competent licensed environmental engineer satisfactory to Purchaser that does not recommend a Phase II environmental assessment and reflecting that there are no hazardous wastes, hazardous materials or fuel (or other storage) tanks located above, on or below the surface of the Property, and that the Property is in compliance with all applicable environmental laws, ordinances, rules and regulations.

(b) The Title Company shall be irrevocably committed to issue upon Closing a 2006 ALTA Owner’s Policy of Title Insurance (the “Title Policy”), as evidenced by a “marked up” Title Commitment, defined below, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Exceptions (defined below), in the amount of the Purchase Price, and containing such endorsements as Purchaser shall have requested.

(c) Subject to Sections 14 and 15 below, there shall have been no material adverse change in the condition of any of the Property (including without limitation any Improvements) after expiration of the Inspection Period and prior to the Closing Date.

(d) Each and every representation and warranty of Seller set forth in Section 11 shall be true and correct in all material respects, and Seller shall not be in default under any of its other obligations under this Agreement, as of Closing.

8. Closing; Deed.

(a) Subject to all preconditions set forth herein, the closing or settlement (“Closing”) of the transaction contemplated hereby, unless terminated in accordance with this Agreement or as otherwise agreed upon by Purchaser and Seller, shall be held via the mails, through the law firm of Gillespie & Allison, P.A. at 10:00 a.m. on the Closing Date or such other place and time as the parties may agree in writing.

(b) At Closing, Seller shall convey to Purchaser good, marketable and insurable title to the Property by special warranty deed acceptable to Purchaser and the Title Company (the “Deed”), subject to (i) standard exceptions for real property taxes not yet due and payable, and (ii) any other matters which are waived by, or acceptable to, Purchaser pursuant to Section 10 below (the “Permitted Exceptions”). The Land description in the Deed shall be the property description from Seller’s vesting deed(s); provided, that if Purchaser obtains a Survey of the Property, Seller also agrees to execute and deliver a recordable Quit Claim Deed to Purchaser at Closing using the Survey description.

9. Survey. During the Inspection Period, Purchaser, at Purchaser’s expense, may cause an ALTA survey of the Property to be prepared by a surveyor selected by Purchaser (“Survey”).

10. Title. During the Inspection Period, Seller shall procure a title insurance commitment in the amount of the Purchase Price covering the Property issued by the Title Company (the “Title Commitment”) and furnish a copy thereof to Purchaser. Purchaser shall have until the expiration of the Inspection Period to object to any matters shown on the Title Commitment or Survey by written notice to Seller (“Title Objection Notice”). Purchaser may also object to any new matters thereafter revealed by a title update by subsequent Title Objection Notice to Seller. Within five (5) business days after receipt of Purchaser’s Title Objection Notice, Seller shall either (i) deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure, or (ii) cure or satisfy such objections (or commence to cure or satisfy such objections as long as Seller reasonably believes such objections may be cured or satisfied at least two (2) business days prior to Closing). Within five (5) business days after receipt of Seller’s written notification that Seller elects not to cure a title or Survey objection,

Purchaser may terminate this Agreement and receive a full refund of the Earnest Money by delivering written notice thereof to Seller. If Purchaser does not so terminate this Agreement, then any such title or Survey objection which Seller elects not to cure shall be deemed waived by Purchaser and shall be an additional Permitted Exception. If any objection which Seller elects to cure is not satisfied by Seller at least two (2) business days before the scheduled date of Closing, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and neither party shall have any further rights, obligations or duties under this Agreement. If Seller does cure or satisfy the objections at least two (2) business days prior to Closing, then this Agreement shall continue in effect. Any exception to or defect in title which Purchaser shall elect to waive, or which is otherwise acceptable to Purchaser, shall be deemed an additional Permitted Exception to title at Closing. Seller covenants and agrees not to alter or encumber in any way Seller’s title to the Property after the date hereof. Notwithstanding anything in this Agreement to the contrary, Seller shall cause any deed of trust, mortgage, deed to secure debt, judgment or other lien for a liquidated sum encumbering the Property to be released at or before Closing.

11. Seller’s Representations and Warranties. As of the date hereof and as of the Closing Date (as evidenced by Seller’s downdate certificate to be provided at Closing), Seller represents, warrants and covenants to Purchaser that:

(a) There are and there will be no parties in possession of any portion of the Property as lessees, and no other party has been granted an oral or written license, lease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property. A true, complete and correct copy of any Contract affecting the Property and any amendments thereto have been or will be furnished to Purchaser within five (5) days after the Effective Date as part of the Due Diligence Materials. Such Contracts, if any are valid and binding in accordance with their respective terms and conditions, are in full force and effect, and have no uncured breach or default by any party. No off-sets or defenses are available to any party under any Contract. All Contracts are cancellable upon not more than thirty (30) days prior written notice. There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amounts, and no commissions due, for leasing activities with respect to the Property. Purchaser shall have no liability for (and Seller hereby indemnifies and holds harmless Purchaser from and against any claim for) any such leasing commissions.

(b) The Seller has not received notice of any default (nor is there any default) under any note or deed of trust related to or secured by the Property. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or instrument to which the Seller is a party or by which the Seller or the Property is bound, any applicable regulation or any judgment, order or decree of any court having jurisdiction over the Seller or the Property.

(c) The Seller has not received any notice, nor is the Seller aware, of any violation of any ordinance, regulation, law, statute, rule or restriction relating to the Property.

(d) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against the Seller or the Property.

(e) Seller has been duly organized and is validly existing under the laws of the State of Florida. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to the Seller or the Property. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

(f) The Seller has and will convey to the Purchaser good, marketable and indefeasible title in fee simple to the Property, subject only to the Permitted Exceptions.

(g) There is no pending or threatened condemnation or similar proceeding or assessment affecting the Property or any part thereof, nor to the knowledge of the Seller is any such proceeding or assessment contemplated by any governmental authority. There will be no claim against the Property or Purchaser for or on account of work done, materials furnished, and utilities supplied to the Property prior to the Closing Date. To Seller’s knowledge, there are no public plans or proposals for changes in road grade, access, or other municipal improvements which would adversely affect the Property or result in any assessment; and no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property, is pending.

(h) Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement.

(i) Seller is not a party to any litigation which is still pending, and knows of no threatened litigation, affecting or relating to the Property.

(j) Neither the Seller, nor to Seller’s knowledge, any other party has ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located, or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations, and, to Seller’s knowledge, neither the Property nor any part thereof has ever been used as a dump or storage site (whether permanent or temporary) for any hazardous material. As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other Federal, State, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect. The Property does not currently contain any underground or aboveground storage tanks and any storage tanks previously located on the Property (whether above ground or below ground) have been removed in accordance with the requirements of all applicable laws with “clean closure” or “no further action” letter(s), or comparable letters, issued by the State of Florida in connection therewith.

Seller hereby indemnifies and holds harmless Purchaser from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Seller in this Agreement.

12. Broker and Broker’s Commission.

(a) If Closing occurs hereunder but not otherwise, Seller shall pay a commission fee to Broker equal to one and one-quarter percent (1.25%) of the Purchase Price.

(b) Purchaser and Seller each represent and warrant to the other that, with the exception of the Broker set forth in Section 12(a) above engaged by Seller, such party has not incurred an obligation to any other broker or agent in connection with the transaction contemplated hereby. Each party hereby covenants and agrees to defend, indemnify and hold harmless the other party against and from any and all loss, expense, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner relating to the alleged employment or use by such party of any real estate broker or agent in connection with this transaction. The provisions of this Section 12(b) shall survive the Closing of this transaction.

13. Survey and Inspection. Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Property during the Inspection Period to survey and inspect the Property and to conduct soil borings, environmental assessment and toxic waste studies and other geological, engineering, water or landscaping tests or studies or building inspections, all at Purchaser’s sole cost and expense. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner related to the exercise by Purchaser of Purchaser’s rights under this section (but not the existence of any condition discovered in the course of Purchaser’s inspections and testing).

14. Eminent Domain. If, after the Effective Date and prior to Closing, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Property or any portion thereof, Seller shall immediately notify Purchaser in writing, and Purchaser shall elect within thirty (30) days from and after such notice, by written notice to Seller, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all condemnation proceeds and rights to additional condemnation proceeds, if any. If

Purchaser elects to purchase after receipt of such a notice, all actions taken by Seller with regard to such eminent domain proceedings, including but not limited to, negotiations, litigation, settlement, appraisals and appeals, shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above.

15. Property Damage. If, after the Effective Date and prior to Closing, the Property shall suffer significant damage as the result of fire or other casualty, Seller shall immediately notify Purchaser in writing. In the event said damage results in damage of the improvements situated on the Property in the amount of Ten Thousand and No/100 Dollars ($10,000.00) or greater, Purchaser shall have the right to elect within fifteen (15) days from and after such notice, by written notice, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such damage, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above. In the event less than Ten Thousand and No/100 Dollars ($10,000.00) of damage to the improvements situated on the Property exists, this Agreement shall remain in full force and effect, but, at Closing, Seller shall transfer and assign to Purchaser all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss.

16. Condition of Property. Subsequent to the Effective Date and prior to Closing, Seller shall maintain the Property in accordance with its past practices and ordinary maintenance, but shall not be required to provide any extraordinary maintenance.

17. Operations. After the Effective Date and prior to the Closing Date, Seller shall neither enter into any new, nor terminate, modify, extend, amend or renew any existing, lease or service, management, maintenance, repair, employment, union, construction, leasing or other contract or agreement affecting the Property (each, a “New Agreement”) without providing at least five (5) business days prior notice (and opportunity to review and approve the New Agreement) to Purchaser. Purchaser shall have five (5) business days after Purchaser’s actual receipt (notwithstanding the notice provisions in Section 18 below) of a true, correct and complete copy of a New Agreement to approve the same. If Purchaser does not approve any such New Agreement that Seller will enter into prior to expiration of the Inspection Period, then Purchaser’s sole and exclusive remedy will be to terminate this Agreement by delivering written notice to Seller no later than five (5) business days after receiving the New Agreement, and in such event Purchaser shall receive a full refund of the Earnest Money. If Purchaser fails to terminate this Agreement as set forth in the preceding sentence, it shall be deemed to have approved the New Agreement that Seller will enter into prior to expiration of the Inspection Period in the form provided. Seller may not enter into New Agreement after expiration of the Inspection Period unless Purchaser has approved the same in writing. Seller shall cause any Contracts which Purchaser elects in its discretion not to assume to be cancelled at or before Closing.

18. Notice. Notices provided for in this Agreement must be (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent via a reputable express courier, (iv) sent by facsimile during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than electronic mail, or (v) sent by electronic mail during normal business hours with a confirmation copy delivered by another method permitted by this Section 18 other than facsimile, addressed as set forth below. Notice sent by U.S. mail is deemed delivered three days after deposit with the U.S. Postal Service. Notice sent by a reputable express carrier is deemed received on the day receipted for by the express carrier or its agent. Notice sent via facsimile is deemed delivered upon the transmission to the phone number designated as the recipient’s facsimile phone number below. Notice sent via electronic mail is deemed delivered upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address set forth below. The addresses of the parties to which notices are to be sent shall be Purchaser’s Address or Seller’s Address, as applicable, as set forth in Section 1 above. Any party shall have the right from time to time to change the address to which notices to it shall be sent to another address, and to specify two additional addresses to which copies of notices to it shall be mailed, by giving to the other party at least ten (10) days prior notice of the changed address or additional addresses.

19. Remedies. If this transaction fails to close by reason of Purchaser’s wrongful failure to perform its obligations under this Agreement, the Earnest Money shall be retained by Seller as liquidated damages the parties hereby acknowledging that Seller’s actual damages in such circumstances would be difficult, if not impossible, to determine. Seller expressly acknowledges and agrees that retention of the Earnest Money as provided for herein shall be Seller’s sole and exclusive remedy in the event of Purchaser’s failure to perform its obligations hereunder. If this transaction fails to close for any reason other than Purchaser’s wrongful failure to perform his obligations hereunder, the Earnest Money shall promptly be refunded to Purchaser. In the event Seller fails or refuses to convey the Property in accordance with the terms hereof or otherwise fails to perform its obligations hereunder, Purchaser’s sole and exclusive remedy for Seller’s breach shall be either to (i) terminate this Agreement by written notice to Seller and Escrow Agent and receive a full refund of the Earnest Money by the party in possession thereof and reimbursement from Seller of Purchaser’s Pursuit Costs, all within ten (10) days after Purchaser’s termination of this Agreement, or (ii) obtain specific performance of this Agreement. Notwithstanding the foregoing, Purchaser shall also be entitled to obtain its attorneys’ fees and costs in connection with enforcing its rights and remedies under this Agreement.

20. Time of Essence. Time is of the essence of this Agreement.

21. Closing Documents. At or prior to Closing, each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Seller also shall execute and deliver to the Title Company at Closing, for it to hold in escrow pending Purchaser’s payment of the Purchase Price: (i) the Deed; (ii) a certificate with respect to Section 1445 of the Internal Revenue Code stating, among other things, that Seller is not a foreign corporation as defined in the Internal Revenue Code and I.R.S. Regulations; (iii) the General Assignment substantially in the form attached hereto as Exhibit D; (iv) Seller’s representation and warranty downdate certificate under Section 11; and (v) such other documents reasonably necessary or appropriate to complete and evidence the transaction contemplated hereby, as reasonably requested by the Purchaser or Title Company, including without limitation a standard title company owner’s affidavit.

22. Entire Agreement. This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by Purchaser and Seller. All prior understandings and agreements between the parties are deemed merged herein.

23. Headings. The section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

24. Possession. Seller shall deliver actual possession of the Property at Closing.

25. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

26. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as the case may be, and Purchaser shall have the right to assign its rights hereunder and thereafter be released from any further liability hereunder.

27. Surviving Clauses. The provisions of this Agreement relating to tax prorations after Closing, Purchaser’s indemnification with respect to its entering upon the Property prior to Closing, Seller’s representations, covenants, warranties and indemnity agreement in Section 11, Seller’s covenant not to encumber the Property subsequent to the date hereof, the mutual covenants of Seller and Purchaser to indemnify each other, as the case may be, as set forth in Section 12, and the Purchaser’s covenant to indemnify and hold the Seller harmless as set forth in Section 13 shall not merge into the Deed but instead shall survive any Closing pursuant to this Agreement. Except as set forth in the preceding sentence or as otherwise expressly set forth herein, no other provision of this Agreement shall survive the Closing of this transaction.

28. Tax Deferred Exchange. Purchaser may structure the sale of the Property as a like kind exchange under Internal Revenue Code Section 1031, at Purchaser’s sole cost and expense. Seller shall reasonably cooperate therein, provided that Seller shall incur no material costs, expenses or liabilities in connection with Purchaser’s exchange and Seller shall not be required to take title to or contract for purchase of any other property. If Purchaser uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Purchaser hereunder shall not relieve, release or absolve Purchaser of its obligations to Seller hereunder. Purchaser shall reimburse Seller for all reasonable out-of-pocket expenses, if any, incurred by Seller in effectuating Purchaser’s exchange.

29. Non-Solicitation. From and after the Effective Date, Seller shall not market the Property for sale, or solicit or accept any back-up offers with respect to the sale of the Property. If Closing does not occur and the transaction is terminated, this provision is voided.

30. Offer and Acceptance. This Agreement, as executed by the party first executing it, shall constitute an offer to the other party. The offeree shall accept the same, if at all, by delivering a fully executed copy of this Agreement to the offeror on or before 5:00 p.m., August 26th, 2013. The notice provisions hereof hereinabove notwithstanding, acceptance of this offer shall be effective only upon the actual receipt by the offeror of a faxed or emailed copy of the fully executed Agreement by such date and time, followed by the offeror’s receipt on the next business day of the fully executed original. The offer, if not timely accepted as aforesaid, shall expire and be of no further force and effect at the time and date set forth in this Section.

31. In the event that legal proceedings are initiated by either party to construe or enforce this Agreement, the prevailing party in such proceedings shall be entitled to an award of its costs and attorneys’ fees incurred at all court levels.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

PURCHASER:

GLADSTONE LAND CORPORATION, a Maryland corporation

By:

Title:

SELLER:

VENETIAN ACRES, LLC

By:
Louis J. Capano, Jr.

Title:	Authorized representative

EXHIBIT A

LAND

LEGAL DESCRIPTION

PARCEL 1: ALL THAT PART OF THE FOLLOWING DESCRIBED LANDS LYING WESTERLY OF THE RIGHT-OF-WAY FOR 1-95 CONVEYED TO THE STATE OF FLORIDA BY DEED RECORDED IN OFFICIAL RECORDS BOOK 621. PAGE 2298:

DESCRIPTION OF PORTION OF SECTION 30, TOWNSHIP 38 SOUTH, RANGE 40 EAST IN MARTIN COUNTY, FLORIDA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF SAID SECTION 30, RUN NORTH 0’15’48” EAST ALONG THE EAST BOUNDARY LINE OF SAID SECTION 30 A DISTANCE OF 1185.28 FEET TO A POINT; THENCE NORTH 34’00’59” WEST A DISTANCE OF 4945.73 FEET TO AN INTERSECTION WITH THE NORTH BOUNDARY LINE OF SAID SECTION 30; THENCE SOUTH 89’35’00” WEST ALONG SAID NORTH BOUNDARY LINE OF SECTION 30 A DISTANCE OF 2550.55 FEET TO THE NORTHWEST CORNER OF SAID SECTION 30: THENCE SOUTH 0’00’24” WEST ALONG THE WEST BOUNDARY LINE OF SAID SECTION 30 A DISTANCE OF 536.49 FEET TO A POINT; THENCE SOUTH 32’33’45” EAST A DISTANCE OF 794.83 FEET TO A POINT; THENCE SOUTH 30’42’50” EAST A DISTANCE OF 1787.03 FEET TO A POINT: THENCE SOUTH 32’37’53” EAST A DISTANCE OF 1259.59 FEET TO A POINT: THENCE SOUTH 40’46’37” EAST A DISTANCE OF 1482.40 FEET TO A POINT; THENCE SOUTH 30’46’06” EAST A DISTANCE OF 401.54 FEET TO AN INTERSECTION WITH THE SOUTH BOUNDARY LINE OF SAID SECTION 30; THENCE NORTH 89’51’55” EAST ALONG SAID SOUTH BOUNDARY LINE OF SECTION 30 A DISTANCE OF 2118.56 FEET TO THE SOUTHEAST CORNER OF SAID SECTION 30.

LESS THAT PORTION OF PARCEL 1 LYING NORTH OF THE FOLLOWING DESCRIBED LINE: COMMENCE AT THE SOUTHWEST CORNER OF SAID SECTION 30; THENCE S89’56’16“E ALONG THE SOUTH LINE OF SAID SECTION 30 FOR 3,187.60 FEET; THENCE N30’54’11“W FOR 389.50 FEET; THENCE N40’46’37“W FOR 965.02 FEET TO THE POINT ON BEGINNING OF THE FOLLOWING DESCRIBED LINE; THENCE N49’05’14“E FOR 493.08 FEET; THENCE N73’33’30: E FOR 949.43 FEET; THENCE N52’33’22“E FOR 1124.59 FEET TO THE END OF SAID LINE.

PARCEL 2: DESCRIPTION OF A PORTION OF SECTION 29. TOWNSHIP 38 SOUTH, RANGE 40 EAST IN MARTIN COUNTY, FLORIDA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID SECTION 29 RUN NORTH 0’15’48” EAST ALONG THE WEST BOUNDARY LINE OF SAID SECTION 29. A DISTANCE OF 1185.28 FEET TO A POINT; THENCE SOUTH 34’00’59” EAST A DISTANCE OF 1432.75 FEET TO AN INTERSECTION WITH THE SOUTH BOUNDARY LINE OF SAID SECTION 29; THENCE NORTH 89’50’13” WEST ALONG SAID SOUTH BOUNDARY LINE OF SECTION 29 A DISTANCE OF 806.97 FEET TO THE SAID SOUTHWEST CORNER OF SECTION 29.

PARCEL 3: DESCRIPTION OF PORTION OF SECTION 32, TOWNSHIP 38 SOUTH, RANGE 40 EAST IN MARTIN COUNTY, FLORIDA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHWEST CORNER OF SAID SECTION 32, RUN SOUTH 89’50’13” EAST ALONG THE NORTH BOUNDARY LINE OF SAID SECTION 32 A DISTANCE OF 806.97 FEET TO A POINT; THENCE SOUTH 33’57’04” EAST A DISTANCE OF 5836.99 FEET TO A POINT; THENCE SOUTH 14’36’53” EAST A DISTANCE OF 497.68 FEET TO AN INTERSECTION WITH THE SOUTH BOUNDARY LINE OF SAID SECTION 32; THENCE NORTH 89’45’10” WEST ALONG SAID SOUTH BOUNDARY LINE OF SAID SECTION 32 A DISTANCE OF 3151.03 FEET TO A POINT; THENCE NORTH 30’46’06” WEST A DISTANCE OF 2069.94 FEET TO AN INTERSECTION WITH THE WEST BOUNDARY LINE OF SAID SECTION 32; THENCE NORTH 0’17’01” EAST ALONG SAID WEST BOUNDARY LINE OF SECTION 32 A DISTANCE OF 3533.96 FEET TO SAID NORTHWEST CORNER OF SECTION 32.

PARCEL 4: DESCRIPTION OF PORTION OF SECTION 31, TOWNSHIP 38 SOUTH, RANGE 40 EAST IN MARTIN COUNTY, FLORIDA. MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID SECTION 31, RUN SOUTH 89’51’55” WEST ALONG THE NORTH BOUNDARY LINE OF SAID SECTION 31 A DISTANCE OF 2118.56 FEET TO A POINT; THENCE SOUTH 30’46’06” EAST A DISTANCE OF 4107.02 FEET TO AN INTERSECTION WITH THE EAST BOUNDARY LINE OF SAID SECTION 31; THENCE NORTH 0’17’01” EAST ALONG THE SAID EAST BOUNDARY LINE OF SECTION 31 A DISTANCE OF 3533.96 FEET TO SAID NORTHEAST CORNER OF SECTION 31.

PARCEL 5: DESCRIPTION OF PORTION OF SECTION 5, TOWNSHIP 39 SOUTH, RANGE 40 EAST IN MARTIN COUNTY, FLORIDA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHWEST CORNER OF SAID SECTION 5, RUN SOUTH 89’45’10” EAST ALONG THE NORTH BOUNDARY LINE OF SAID SECTION 5 A DISTANCE OF 1067.77 FEET TO THE POINT OF BEGINNING OF THIS DESCRIPTION. THENCE CONTINUING ALONG SAID NORTH BOUNDARY LINE OF SECTION 5 SOUTH 89’45’10” EAST A DISTANCE OF 3151.03 FEET TO A POINT; THENCE SOUTH 14’27’15” EAST A DISTANCE OF 2605.90 FEET TO A POINT; THENCE NORTH 89’48’10” WEST A DISTANCE OF 2805.71 FEET TO A POINT; THENCE NORTH 10’22’11” WEST A DISTANCE OF 1265.19 FEET TO A POINT; THENCE NORTH 30’54’54” WEST A DISTANCE OF 1494.88 FEET TO THE SAID POINT OF BEGINNING OF THIS DESCRIPTION.

SAID PARCEL ALSO BEING DESCRIBED AS:

A PARCEL OF LAND LYING IN SECTION 5. TOWNSHIP 39 SOUTH. RANGE 40 EAST AND SECTIONS 29. 30. 31 AND 32. TOWNSHIP 38 SOUTH. RANGE 40 EAST BEING A PORTION OF PARCEL 1 AND ALL OF PARCELS 2.3.4 AND 5 AS DESCRIBED IN OFFICIAL RECORDS BOOK 1198. PAGE 1143 AND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF SECTION 30 TOWNSHIP 38 SOUTH. RANGE 40 EAST THENCE S89’56’16“E, ALONG THE SOUTH LINE OF SAID SECTION 30 A DISTANCE OF 3187.50 FEET TO THE POINT OF BEGINNING; THENCE N30’54’11“W, A DISTANCE OF 389.05 FEET; THENCE N40’54’42“W, A DISTANCE OF 965.02 FEET; THENCE N49’05’14“E, A DISTANCE OF 493.08 FEET; THENCE N73’33’30“E, A DISTANCE OF 949.43 FEET; THENCE N52’33’22“E. A DISTANCE OF 1,124.69 FEET; THENCE S34’08’59“E. A DISTANCE OF 1.396.44 FEET TO AN INTERSECTION WITH THE EAST LINE OF SAID SECTION 30; THENCE CONTINUE S34’08’59“E. A DISTANCE OF 1.432.59 FEET; THENCE S34’05’36“E, A DISTANCE OF 5,836.99 FEET; THENCE S14’45’25“E, A DISTANCE OF 497.54 FEET TO AN INTERSECTION WITH THE SOUTH LINE OF SAID SECTION 32; THENCE S14’37’19“E. A DISTANCE OF 2.605.90 FEET; THENCE N89’58’14“W. A DISTANCE OF 2.805.71 FEET; THENCE N10’31’15“W. A DISTANCE OF 1.265.19 FEET;

THENCE N31’04’35“W, A DISTANCE OF 1,495.16 FEET TO AN INTERSECTION WITH THE SOUTH LINE OF SAID SECTION 32; THENCE N30’56’10“W, A DISTANCE OF 2,068.76 FEET TO AN INTERSECTION WITH THE WEST LINE OF SAID SECTION 32; THENCE N30’53’20“W. A DISTANCE OF 4.123.51 FEET TO THE POINT OF BEGINNING.

CONTAINING 28,822,474 SQUARE FEET OR 661.673 ACRES. MORE OR LESS.

SAID PARCEL BEING SUBJECT TO ANY/ALL EASEMENTS. RESERVATIONS, DEDICATIONS OR RESTRICTIONS.

EXHIBIT B

PERSONAL PROPERTY

None

EXHIBIT C

DUE DILIGENCE MATERIALS

(a) Plans, drawings, specifications and engineering and architectural studies and work (including “as built” plans and drawings, if any) with regard to the Property that are in Seller’s possession;

(b) Any surveys of the Property obtained during the period during which Seller has owned the Property or otherwise in Seller’s possession;

(c) Intentionally omitted;

(d) Real estate tax bills and statements for the current year and the previous two (2) years with respect to the Property;

(e) Utility bills for the Property for the two (2) most recent complete calendar years and the current year-to-date;

(f) Copies of insurance certificates with respect to the Property;

(g) Copies of all of the Contracts, if any, affecting the Property and any amendments or proposed amendments thereto;

(h) Copies of any soil boring or other similar engineering reports with respect to the Property obtained during the period during which Seller has owned the Property;

(i) Any environmental assessment report or study with respect to the Property in Seller’s possession;

(j) Any information in Seller’s possession or control from any governmental agency or authority regarding the Property or adjacent properties;

(k) Copies of all notices and correspondence received from any governmental agency or authority regarding the Property or adjacent properties; and

(l) Copies of all certificates, applications, permits or other documents related to or evidencing Water Rights associated with the Property or any portion thereof.

EXHIBIT D

GENERAL ASSIGNMENT

Venetian Acres, LLC, a Florida limited liability company (the “Seller”), and Gladstone Land Corporation, a Maryland corporation, or its designee (the “Purchaser”).

THIS GENERAL ASSIGNMENT (this “Assignment”) is entered into as of the          of             , 20    , between Venetian Acres, LLC (“Assignor”), a Florida limited liability company, and Gladstone Land Corporation (“Assignee”), a Maryland corporation.

1. Purchase Agreement; Defined Terms. This Assignment is being executed and delivered pursuant to that certain Agreement of Purchase and Sale between Gladstone Land Corporation, as Purchaser, and Venetian Acres, LLC, as Seller, dated as of August 26th, 2013 (the “Purchase Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2. Assignment and Conveyance. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby bargains, sells, conveys, grants, transfers and assigns to Assignee the entire right, title and interest, if any, of Assignor in and to the following in accordance with the terms and conditions of the Purchase Agreement:

i.	All contracts not previously terminated at Assignee’s request,

ii.	All Personal Property (as defined in the Purchase Agreement

iii.	All warranties, guarantees, bonds, licenses, building permits, certificates of occupancy, zoning certificates, and other governmental permits and licenses to and in connection with the construction, development, ownership, use, operation or maintenance of the Property or any part thereof, to the extent the same are assignable; and

iv.	All Water Rights.

5. Assumption. Assignee hereby assumes the obligations of Assignor under the Contracts, in each and every case only to the extent first arising from and after the date hereof. Assignor shall promptly notify Assignee in writing if any claim is made against Assignor with respect to any matter which Assignee has agreed to assume in this Assignment, specifying the nature and details of such claim. Assignor shall cooperate fully with Assignee and its counsel and attorneys in the defense against such claim in accordance with their judgment and discretion, and Assignor shall not pay or settle any such claim without Assignee’s prior written consent. No person or entity, other than Assignor, shall be deemed a beneficiary of the provisions of this Section 5.

6. Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under the Contracts which obligation was assumed by Assignee hereunder. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contracts, first arising prior to the date hereof.

7. Power and Authority. Assignor represents and warrants to Assignee that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this Assignment on behalf of Assignor represents and warrants to Assignee that he or she is fully empowered and authorized to do so.

8. Attorneys’ Fees. If either Assignee or Assignor or their respective successors or assigns file suit to enforce the obligations of the other party under this Assignment, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

9. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

10. Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

11. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Florida

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR

Venetian Acres, LLC

By:
Title:

ASSIGNEE

Gladstone Land Corporation

By:
Title: